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                                                                    Exhibit 23.3

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the use of our reports herein and to the reference of our firm under the heading "Experts" in the prospectus/proxy statement with respect to the financial statements of Coral Reserves Natural Gas Income Fund 1990 Limited Partnership, Coral Reserves Natural Gas Income Fund 1991 Limited Partnership, Coral Reserves Natural Gas Income Fund 1992 Limited Partnership, Coral Reserves Natural Gas Income Fund 1993 Limited Partnership, Coral Reserves 1993 Institutional Limited Partnership, Coral Reserves Income Fund 1995 Limited Partnership, Coral Reserves Energy Income Fund 1996 Limited Partnership, Coral Reserves 1996 Institutional Limited Partnership, Coral Reserves, Inc. and Coral Reserves Energy Corporation.



                              William T. Zumwalt, CPA, Inc.

Tulsa, Oklahoma
July 26, 2000